Exhibit 99.1

Shaw Subsidiary Does Not Receive Consent for Early Exercise of Put Options

BATON ROUGE, La.--(BUSINESS WIRE)--December 8, 2011--The Shaw Group Inc. (NYSE: SHAW) today announced its special purpose subsidiary, Nuclear Energy Holdings L.L.C., did not receive consent from the bondholder trustee to the early exercise of its put options to sell its investment in Westinghouse back to Toshiba Corporation (TOKYO: 6502).

As previously disclosed, under the terms of the original agreement, the put options likely will be exercised automatically on Oct. 6, 2012, for cash settlement on Jan. 4, 2013. Proceeds from the sale would be used to repay the bonds in full on their scheduled maturity date of March 15, 2013.

Nuclear Energy Holdings received the put options in connection with its 2006 acquisition of 20 percent of the shares in the companies referred to as the Westinghouse Group. Details of the transaction are outlined in Shaw’s Form 10-K filing from Aug. 31, 2011.

While the sale of Nuclear Energy Holdings’ investment in Westinghouse terminates the formal contractual arrangement between Shaw and Toshiba, Shaw looks to continue the successful global cooperation that Shaw, Westinghouse and Toshiba have demonstrated. Shaw and Westinghouse currently are under contract for six new AP1000® nuclear power units in the U.S., as well as four units under construction in China. In addition, Shaw has a contract for technical support services on an additional two-unit AP1000 project in China that follows the original units at Sanmen and Haiyang. This vast experience is unparalleled in the industry and positions Shaw for continued success in this field.

The Shaw Group Inc. (NYSE:SHAW) is a leading global provider of engineering, construction, technology, fabrication, remediation and support services for clients in the energy, chemicals, environmental, infrastructure and emergency response industries. A Fortune 500 company with fiscal year 2011 annual revenues of $5.9 billion, Shaw has approximately 27,000 employees around the world and is a power sector industry leader according to Engineering News-Record’s list of Top 500 Design Firms. For more information, please visit Shaw’s website at www.shawgrp.com.

This press release contains forward-looking statements and information about our current and future prospects and our operations and financial results, which are based on currently available information. The forward-looking statements include assumptions about our operations, such as cost controls and market conditions, that may not be realized. Actual future results and financial performance could vary significantly from those anticipated in such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise.

Among the factors that could cause future events or transactions to differ from those we expect are those risks discussed under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2011, and other reports filed with the Securities and Exchange Commission (SEC). Please read our “Risk Factors” and other cautionary statements contained in these filings.

As a result of these risks and others, actual results could vary significantly from those anticipated in this press release, and our financial condition and results of operations could be materially adversely affected.

CONTACT:
The Shaw Group Inc.
Gentry Brann, 225-987-7372
gentry.brann@shawgrp.com